EnerTeck [LOGO]
EnerTeck Chemical Corp.

10701 Corporate Dr. #150
Stafford, TX 77477

phone: 281-240-1787
  Fax: 281-240-1828

  www.enerteck.net


EXHIBIT 99.1
Leon van Kraayenburg Resignation Letter

                                INTER OFFICE MEMO



To: Dwaine Reese                                         Date: February 10, 2005
    CEO & Director

From: Leon van Kraayenburg

CC: Parry Ketchmark, Gary Aman & Jack Cowles
    Directors        Director    Director

Subject: Compensation:

Dear Dwaine:

The writing hereof serves to address the non payment of my compensation pursuant to my employment agreement, which is now in arrears to the extent of $19,000.00. I have continued to fulfill my responsibilities at a great imposition to me and my family. Each month I incur out of pocket expenses of roughly $1,100.00, in fuel costs, wear and tear & maintenance on my vehicle, tolls and lunch expenses in order to complete the tasks at hand applicable to my job. In addition to this I have had to borrow over $14,000 form the bank collateralized with my home in order to meet our personal financial obligations. The cost of this loan is @ 9% interest and thus I am incurring additional interest expenses of $105 per month.

Furthermore, as you are aware my wife is undergoing medical treatment, and as a result of non payment of salaries, our medical insurance is at jeopardy, if not already cancelled, which could substantially impact our personal financial situation.

There has been no effort to pay the outstanding salaries. In fact all too often vendors have been placed as a priority over salaries and wages. I would like to mention as a reminder that salaries, wages and commissions are a first priority expense of any corporation pursuant to both State and Federal laws.

In visiting our auditors yesterday, they have demanded that the year end retainer and all past invoices be paid in full prior to them proceeding with the year end audit. I can no longer continue in this fashion. I cannot approve any payments to vendors that take precedent over salaries, wages and commissions. I am left no alternative and am therefore unable to continue completing the yearend work, nor will I sign off on the year end financials until my past salary is paid in full. I can simply no longer incur these out of pocket expenses with no resolution in sight.

                                INTER OFFICE MEMO

Page -2-
Subject: Compensation:  Continued


In order to comply with the Texas Labor Code and the District Attorneys office, the writing hereof also serves to notify you that this letter is a demand for payment for my salary that is in arrears. Once this salary is paid in full, I will resume completing the year end financials.

I have done everything I can to assist during these difficult times, but can no longer bear the financial burden that is placed on me and my family, yet I am expected to come to the office and continue working under these conditions.

If my wages are not paid in full by February 24, 2005, I will have no option but to seek relief through the channels available to me under the Texas Labor Code.

At this time I resign as a Director of both EnerTeck Chemical Corp. and EnerTeck Corporation, parent to EnerTeck Chemical Corp. I have been pleased to have been able to serve on the Board, however in light of current conditions do not wish to be part of any approval process in which the corporation is directed to pay expenses to vendors prior to the payment of salaries, wages and commissions.

I appreciate your understanding in advance and look forward to resuming my responsibilities once my salary is current. In the mean time I will be using up my vacation that I have earned.

Sincerely,



Leon van Kraayenburg
Executive Vice President & CFO